EXHIBIT 21.2






                                January 4, 2002



Mr. Deval L. Patrick
The Coca-Cola Company
Atlanta, Georgia

Dear Deval:

As you are aware, as an executive of the Company you are required to meet certain stock ownership requirements.

It is the Companys desire that you begin to take action to satisfy those stock ownership requirements.

I am pleased to advise you that I recommended and the Compensation Committee of the Board approved my recommendation to accelerate from April 1, 2002 to January 15, 2002 the remaining Make-Whole Payment of $500,000 contemplated by your Employment Agreement.


                                        Sincerely



                                        /s/ Douglas N. Daft